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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b)(c),
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                        (Amendment No. ______________)(1)

                                 ImaginOn, Inc.
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
                         (Title of Class of Securities)

                                   45246K 10 4
                                 (CUSIP Number)

                                November __, 2000
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which Schedule is filed:

   [ ] Rule 13d-1(b)

   [X] Rule 13d-1(c)
   [ ] Rule 13d-1(d)






----------

    (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities and Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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     CUSIP NO. 45246K 10 4                 13G            PAGE 2 OF 6 PAGES
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
====================================================================================================================
1            NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
                      The Tail Wind Fund, Ltd.
--------------------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a)
                                                                                                     (b)
--------------------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      British Virgin Islands
--------------------------------------------------------------------------------------------------------------------
                                           5        SOLE VOTING POWER                          5,190,867
NUMBER OF SHARES
                                         ---------------------------------------------------------------------------
BENEFICIALLY                               6        SHARED VOTING POWER                                0

OWNED BY EACH                            ---------------------------------------------------------------------------
                                           7        SOLE DISPOSITIVE POWER                     5,190,867
REPORTING
                                         ---------------------------------------------------------------------------
PERSON WITH                                8        SHARED DISPOSITIVE POWER                           0

--------------------------------------------------------------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     5,190,867
--------------------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*
--------------------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     9.9%
--------------------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                     OO
====================================================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



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     CUSIP NO. 45246K 10 4                 13G            PAGE 3 OF 6 PAGES
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ITEM 1(a).        NAME OF ISSUER:

                  ImaginOn, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  1313 Laurel Street, Suite 1
                  San Carlos, CA 94070

ITEM 2(a).        NAME OF PERSON FILING:

                  The Tail Wind Fund, Ltd.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  Windermere House
                  404 East Bay Street
                  P.O. Box SS-5539
                  Nassau, Bahamas

ITEM 2(c).        CITIZENSHIP:

                  British Virgin Islands

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  This statement relates to the shares of common stock, par value $0.01 per share (the "Common Stock"), of ImaginOn, Inc., a Delaware corporation (the "Company").

ITEM 2(e).        CUSIP NUMBER:

                  45246K 10 4

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                           (a) Broker or dealer registered under Section 15 of the Exchange Act.

                           (b) Bank as defined in Section 3(a)(6) of the Exchange Act.


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     CUSIP NO. 45246K 10 4                 13G            PAGE 4 OF 6 PAGES
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                           (c) Insurance company as defined in Section 3(a)(19)
                           of the Exchange Act.

                           (d) Investment company registered under Section 8 of the Investment Company Act.

                           (e) An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

                           (f) An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

                           (g) A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

                           (h) A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

                           (i) A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

                           (j) Group, in accordance with Rule
                           13d-1(b)(1)(ii)(J).

                           If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

ITEM 4.           OWNERSHIP.

         (a)      Amount beneficially owned:

                  5,190,867 shares (including 599,496 shares subject to warrants which are currently exercisable)

         (b)      Percent of class:

                  9.9%

         (c)      Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 5,190,867

                  (ii)  Shared power to vote or to direct the vote: 0


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     CUSIP NO. 45246K 10 4                 13G            PAGE 5 OF 6 PAGES
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                  (iii) Sole power to dispose or to direct the disposition
                  of: 5,190,867

                  (iv) Shared power to dispose or to direct the disposition of: 0

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  None.

ITEM 10.          CERTIFICATION.

                  "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of and with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect."

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     CUSIP NO. 45246K 10 4                 13G            PAGE 6 OF 6 PAGES
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                            November 21, 2000
                            ---------------------------------------------------

                            The Tail Wind Fund, Ltd.
                            ---------------------------------------------------

                            By:          /s/ Michael M. Darville
                                   --------------------------------------------
                                   Name:     Michael M. Darville
                                   Title:    Director

                            By:          /s/ C. Dianne Bingham
                                   --------------------------------------------
                                   Name: C. Dianne Bingham
                                   Title:   Director